                                  EXHIBIT (21)
--------------------------------------------------------------------------------


                                 SYNTELLECT INC.
                           SUBSIDIARIES OF REGISTRANT

Syntellect Canada Inc., an Ontario corporation

Syntellect Europe Limited, a corporation formed under the laws of the United Kingdom

Syntellect Deutschland GmbH

Syntellect Interactive Services, Inc.